UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

Crest Financial Limited

Crest Investment Company

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing consists of the following documents:

•	Letter by Crest Financial Limited to the stockholders of Clearwire Corporation made available on May 16, 2013

•	Press Release by Crest Financial Limited dated as of May 16, 2013

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

May 15, 2013

Dear Fellow Clearwire Stockholders:

Crest Financial Limited (“Crest”), together with its affiliates and other related persons, owns approximately 8.2% of the outstanding Class A common stock of Clearwire Corporation (“Clearwire” or the “Company”) and is the largest independent, minority stockholder of Clearwire.

We have been long-time investors in Clearwire. Our investment in Clearwire dates back to June 2004 when one of our affiliates sold spectrum assets to Clearwire in exchange for shares in the Company, of which Crest received approximately 1.4 million shares. Our belief in the potential of Clearwire is demonstrated by the substantial investment we have made and maintained in the Company since that time.

Now is not the time to approve the proposed merger (the “Sprint-Clearwire Merger”) of Clearwire with Sprint Nextel Corporation (“Sprint”). As we have said repeatedly, Sprint’s offer grossly undervalues Clearwire and its spectrum assets. In addition, there is a bidding war underway between SoftBank Corp. (“SoftBank”) and DISH Network (“DISH”) for control of Clearwire’s valuable wireless spectrum. But the bidding war is not taking place through direct bids for Clearwire, which would benefit all of Clearwire’s stockholders. Instead, it is taking place through competing offers for Sprint, which will benefit only Sprint and its stockholders, because Sprint has announced that it will not approve any direct offers for Clearwire other than its own. Clearwire’s minority stockholders should not permit Sprint to divert Clearwire’s value solely to itself.

SoftBank and DISH have not been bashful about their desire for Clearwire. SoftBank’s CEO Masayoshi Son has publicly proclaimed that, “in the Sprint-SoftBank transaction, Clearwire’s spectrum is the key.” We believe SoftBank was intimately involved in Sprint’s negotiations with Clearwire for that reason. In addition, SoftBank required, as an express condition of its own proposed merger with Sprint, that Sprint purchase enough equity in Clearwire to give it control over the Clearwire Board. Sprint satisfied this condition by acquiring the Clearwire shares owned by Eagle River Investments LLC. According to Son, that is “good enough” because, even if the Sprint-Clearwire Merger fails, Sprint and its ultimate suitor could prohibit “any sales of frequency to outsiders and so on.”

But Sprint’s dominance of Clearwire is not foreordained. If you, the stockholders, reject the unfair Sprint-Clearwire Merger, and Sprint or Clearwire take any steps that harm the interests of the minority Clearwire stockholders, Crest will take the actions it believes necessary to protect its interest as one of these minority stockholders.

DISH Chairman Charlie Ergen has been equally transparent in his quest for Clearwire. Like SoftBank’s chief executive, Ergen “see[s] huge value in Sprint-Clearwire.” In fact, DISH initially bid directly for Clearwire. But that proposal was never given meaningful consideration because

Sprint expressly stated that it would not approve the deal under the Sprint-Clearwire Merger Agreement. As Ergen recently explained, DISH “would have liked to acquire Clearwire in its entirety, obviously, but unbeknownst to [DISH], they’d sold control to Sprint.” Thus, DISH concluded that “there’s really no way to acquire [Clearwire] without acquiring Sprint” and it accordingly shifted its interest to Sprint. This is a serious offer for Sprint, and through Sprint, for Clearwire. In fact, just yesterday DISH announced an approximately $2.5 billion debt offering in connection with its bid for Sprint. DISH has also confirmed that it has met with advisors to the Special Committee of the Sprint Board of Directors and responded to all questions posed by the Special Committee about the proposed takeover.

As this indirect bidding war is heating up, Clearwire’s Board of Directors has continued what we believe are its unfounded threats of insolvency and default. Clearwire has promoted the Sprint-Clearwire Transaction by suggesting that an additional $1.7 billion is needed to keep Clearwire operational and that the Sprint-Clearwire Merger is necessary to secure this additional funding. At the same time, the Company has raised the specter of missing interest payments on existing debt. But during a recent earnings call, Clearwire assured investors that “it would have enough cash to fund its operations until the first quarter of 2014,” even “if it does not raise any additional financing.” And SoftBank’s CEO Masayoshi Son has publicly stated that Sprint would prevent Clearwire from bankruptcy, even if the stockholders do not approve the Sprint-Clearwire Merger. These assurances undermine the Company’s baseless threats.

Stockholders need not accept a grossly unfair Sprint deal. The Company has alternatives to Sprint. For months, we and other stockholders have endorsed the sale of excess spectrum to enable Clearwire to improve its liquidity, pursue its build-out plans, and explore alternatives to being dominated by Sprint. DISH bid directly for Clearwire before being diverted to pursue Clearwire indirectly through its bid for Sprint. Verizon has offered to purchase spectrum leases from Clearwire. And Crest and Aurelius have offered the Company alternative financing. We believe that if the Company’s merger with Sprint is consummated, Sprint will receive all of the value that DISH, Verizon and other spectrum buyers are currently offering Clearwire and its stockholders.

We believe allowing Sprint to consummate the Sprint-Clearwire Merger will leave enormous value on the table for Clearwire stockholders—value that will assuredly be captured by Sprint and its ultimate acquirer. We believe that one way in which Sprint and its ultimate acquirer could capture this value is by using its controlling position in Clearwire to cause it to sell its excess spectrum and, instead of using these proceeds to build-out Clearwire’s network, Sprint could use these proceeds to pay down some portion of the debt that was incurred to purchase Sprint in the first place. It is no secret that both SoftBank and DISH intend to incur a significant amount of debt to purchase Sprint. Each of SoftBank and DISH also claim that it will be able to reduce this debt burden over a relatively short period of time. We believe that a sale of excess Clearwire spectrum is one way in which this de-leveraging could occur. However, we believe that Sprint and its ultimate acquirer would be able to use the excess Clearwire spectrum for this purpose ONLY IF Sprint controls 100% of Clearwire. Our view is based on the following: First, unless Sprint owns 100% of Clearwire’s stock, Clearwire could not distribute the proceeds from such a sale of spectrum to just Sprint. Second, we believe that if Sprint, through its controlling position in Clearwire, were to cause Clearwire to sell excess spectrum while litigation is pending over the conduct of Sprint, Clearwire, and the Clearwire Board, such a sale could adversely affect the position of these parties in such a proceeding if such a sale were made at the values we believe should be attributed to Clearwire’s spectrum. Thus, a successful vote “AGAINST” the

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Sprint-Clearwire Merger would prevent Sprint from benefiting from the Clearwire spectrum assets in this way at the expense of the Clearwire stockholders.

SoftBank’s CEO Son recently said that Clearwire stockholders like Crest that have urged Clearwire to seek a better deal “can stay as shareholders for however long they want. We are happy with just 65 percent [of Clearwire stock].” For all of the reasons stated above, we do not believe this statement. We firmly believe that, if Sprint does not control 100% of Clearwire, the value that Sprint’s suitors have attached to Sprint dissipates, while, at the same time, Clearwire’s minority stockholders will still have the opportunity to realize that value for themselves.

*    *    *

In short, Clearwire is the ultimate prize in the intensifying battle for Sprint. It is time to lift the veil off of these back-to-back merger transactions so Clearwire stockholders can see them for what they are—an attempt to take value from the Clearwire stockholders without offering them fair value. We do not believe that this or any other offer from Sprint can reflect the true value of Clearwire. Only when SoftBank, DISH, or another suitor for the Clearwire spectrum makes a direct offer for the Clearwire stock or Clearwire’s assets will this true value be discovered.

As we believe, and have said in numerous public communications, all of Clearwire’s stockholders—not just its controlling stockholder, and not just Sprint’s ultimate suitor—should receive the benefit of the Company’s value. Therefore, a vote “AGAINST” the Sprint-Clearwire Merger will deny Sprint and its suitors from realizing the value of Clearwire’s spectrum at the expense of the minority stockholders unless and until a price is offered for the Clearwire shares or Clearwire’s spectrum assets that the minority stockholders believe is fair.

For all of the foregoing reasons as well as the reasons stated in Crest’s proxy materials, we urge you to vote “AGAINST” the Sprint-Clearwire Merger by signing and returning the GOLD proxy card.

Crest urges all stockholders NOT to sign or return any WHITE proxy card sent to you by the Company.

If you have already returned the WHITE proxy card, you can effectively revoke it by voting the GOLD proxy card. The GOLD proxy card will provide instructions on how to vote on-line. Only your latest-dated proxy card or vote will be counted.

If you have any questions or need assistance in voting the GOLD proxy card, please contact our proxy solicitor, D.F. King & Co., Inc. at 1-800-949-2583 (toll-free). To access Crest’s definitive proxy statement at no charge, please visit the following website: http://www.dfking.com/clwr.

Sincerely yours,

/s/ David K. Schumacher
David K. Schumacher
General Counsel
Crest Financial Limited

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About Crest Financial Limited

Crest is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the Sprint-Clearwire Merger, Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE, AND THE SPRINT-CLEARWIRE MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position,” or the negative of those terms or other variations of them or by comparable terminology.

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FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Urges Clearwire Stockholders to Vote Against

Sprint-Clearwire Merger

New Letter Highlights Scheme by Sprint to Capture Clearwire Value

HOUSTON, May 16, 2013 — Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), yesterday sent a letter to Clearwire stockholders detailing why it is asking Clearwire stockholders to reject the proposed merger with Sprint Nextel Corporation.

The letter reiterates Crest’s belief that Clearwire and its trove of spectrum is “the ultimate prize in the intensifying battle for Sprint.” The Sprint effort to merge with Clearwire is really “an attempt to take value from the Clearwire stockholders without offering them fair value,” the letter states.

The letter also states:

“We believe allowing Sprint to consummate the Sprint-Clearwire Merger will leave enormous value on the table for Clearwire stockholders—value that will assuredly be captured by Sprint and its ultimate acquirer. We believe that one way in which Sprint and its ultimate acquirer could capture this value is by using its controlling position in Clearwire to cause it to sell its excess spectrum and, instead of using these proceeds to build-out Clearwire’s network, Sprint could use these proceeds to pay down some portion of the debt that was incurred to purchase Sprint in the first place. It is no secret that both SoftBank and DISH intend to incur a significant amount of debt to purchase Sprint. Each of SoftBank and DISH also claim that it will be able to reduce this debt burden over a relatively short period of time. We believe that a sale of excess Clearwire spectrum is one way in which this de-leveraging could occur. However, we believe that Sprint and its ultimate acquirer would be able to use the excess Clearwire spectrum for this purpose ONLY IF Sprint controls 100% of Clearwire. Our view is based on the following: First, unless Sprint owns 100% of Clearwire’s stock, Clearwire could not distribute the proceeds from such a sale of spectrum to just Sprint. Second, we believe that if Sprint, through its controlling position in Clearwire, were to cause Clearwire to sell excess spectrum while litigation is pending over the conduct of Sprint, Clearwire, and the Clearwire Board, such a sale could adversely affect the position of these parties in such a proceeding if such a sale were made at the values we believe should be attributed to Clearwire’s spectrum. Thus, a successful vote “AGAINST” the Sprint-

Clearwire Merger would prevent Sprint from benefiting from the Clearwire spectrum assets in this way at the expense of the Clearwire stockholders.

“SoftBank’s CEO Son recently said that Clearwire stockholders like Crest that have urged Clearwire to seek a better deal “can stay as shareholders for however long they want. We are happy with just 65 percent [of Clearwire stock].” For all of the reasons stated above, we do not believe this statement. We firmly believe that, if Sprint does not control 100% of Clearwire, the value that Sprint’s suitors have attached to Sprint dissipates, while, at the same time, Clearwire’s minority stockholders will still have the opportunity to realize that value for themselves.

“In short, Clearwire is the ultimate prize in the intensifying battle for Sprint. It is time to lift the veil off of these back-to-back merger transactions so Clearwire stockholders can see them for what they are—an attempt to take value from the Clearwire stockholders without offering them fair value. We do not believe that this or any other offer from Sprint can reflect the true value of Clearwire. Only when SoftBank, DISH, or another suitor for the Clearwire spectrum makes a direct offer for the Clearwire stock or Clearwire’s assets will this true value be discovered.”

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583. The full letter can be found at http://www.dfking.com/clwr.

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement was mailed to the stockholders of Clearwire on or about May 6, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.